Exhibit 10.12

Form for Named Executive

Officers other than CEO

FORM OF

REV RENEWABLES INC.

2022 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

(EMPLOYEE)

Pursuant to the terms and conditions of the REV Renewables Inc. 2022 Long Term Incentive Plan (the “Plan”), REV Renewables Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this ”Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[ ]

Date of Grant:	[ ]

Vesting Commencement Date:	[ ]

Total Number of Restricted Stock Units:	[ ]

Vesting Schedule:	[ ]

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee, in its sole discretion, regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

REV RENEWABLES INC.

By:
Name:
Title:

PARTICIPANT

Name:

SIGNATURE PAGE TO RESTRICTED STOCK UNIT

GRANT NOTICE AND AWARD AGREEMENT

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between REV Renewables Inc., a Delaware corporation (the “Company”), and [                        ] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

(a) “Base Salary” means “annual base salary” (or term of like import) as defined under the Participant’s Employment Agreement or, in the absence of such a plan or agreement that defines “base salary” (or a term of like import), Base Salary shall mean the Participant’s annualized base salary as in effect as of the relevant determination date.

(b) “Cause” means “cause” (or a term of like import) as defined under the Participant’s Employment Agreement or, in the absence of such a plan or agreement that defines “cause” (or a term of like import), Cause shall mean (i) the Participant’s material breach of any offer letter or other written agreement between the Participant and the Company or an Affiliate; (ii) the Participant’s material breach of any law applicable to the workplace or employment relationship, or the Participant’s material breach of any policy or code of conduct established by the Company or an Affiliate applicable to the Participant, including the Company’s policies on insider trading, discrimination, harassment and sexual harassment; (iii) the Participant’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Participant; (iv) the commission by the Participant of, or conviction or indictment of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (v) the Participant’s willful failure, other than due to Disability, or refusal to perform the Participant’s obligations or to follow any lawful directive from the Company, as determined by the Company; provided, however, that if the Participant’s action or omissions as set forth in clause (v) are of such a nature that the Company determines that they are curable by the Participant, such actions or omissions must remain uncured 30 days after the Company provides the Participant written notice of the obligation to cure such actions or omissions.

(c) “Date of Termination” means “date of termination” (or term of like import) as defined under the Participant’s Employment Agreement or, in the absence of such a plan or agreement that defines “date of termination” (or a term of like import), Date of Termination shall mean the date on which Participant’s employment with the Company or an Affiliate terminates.

(d) “Disability” means “disability” (or a term of like import) as defined under the Participant’s Employment Agreement or, in the absence of such a plan or agreement that defines “disability” (or a term of like import), Disability shall mean the Participant is unable to perform the essential functions of the Participant’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 90 consecutive days or 180 days, whether or not consecutive, in any 12-month period. The determination of whether the Participant has incurred a Disability shall be made in good faith by the Company.

(e) “Employment Agreement” means the Company’s severance plan covering the Participant or the Participant’s offer letter, employment or severance agreement with the Company or an Affiliate, as in effect from time to time.

(f) “Participant Covenants” means the Participant Covenants attached hereto as Exhibit B.

(g) “Qualifying Termination” means a termination of the Participant’s employment with the Company or an Affiliate by the Company or an Affiliate without Cause.

2. Award. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

3. Vesting of RSUs.

(a) Except as otherwise set forth in Section 3(b), the RSUs shall vest in accordance with the vesting schedule and all terms and conditions set forth in the Grant Notice. Unless and until the RSUs have vested in accordance with such vesting schedule, the Participant will have no right to receive any dividends or other distribution with respect to the RSUs. Upon the earlier of (i) a termination of the Participant’s employment with the Company or an Affiliate or (ii) in the sole discretion of the Committee, receipt by the Company of notice of Participant’s resignation or termination, in either case, prior to the vesting of all of the RSUs (but after giving effect to Section 3(b)), any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b) [                                ]

(c) Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 3 and any employment agreement entered into by and between you and the Company or its Affiliates, the terms of this Agreement shall control.

4. Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Stock equal to the number of RSUs held by the Participant that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such RSUs vest and are settled in accordance with Sections 3 and 5, respectively. For purposes of clarity, if the RSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

5. Settlement of RSUs.

(a) As soon as administratively practicable following the vesting of RSUs pursuant to Section 3, but in no event later than 60 days after such vesting date, the Company shall deliver to the Participant a number of shares of Stock equal to the number of RSUs subject to this Award. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

(b) If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date a settlement would otherwise be made pursuant to Section 5(a), such settlement shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the date that is one day prior to the date that is two and one-half months following the end of the calendar year in which the vesting date occurred.

6. Obligations of the Company Upon Termination.

(a) If the Participant’s employment with the Company or an Affiliate is terminated due to a Qualifying Termination, the Participant shall be paid or shall receive:

(i) an amount equal to [___] times the Base Salary in effect on the Date of Termination, which amount shall be paid in substantially equal installments for the [___]-month period following the Date of Termination (the “Severance Amount”); provided, however, with respect to any severance payments made in installments pursuant to this Section 6(a)(i), the first installment of such severance pay shall be made on the Company’s first payroll date that is on or after the date that is sixty (60) days after the Date of Termination, and such payment shall include (without interest) the number of such installments that would have been paid between the Date of Termination and such first payment date had such installments been paid on the Company’s regular payroll dates during such period; and

(ii) the following, to the extent applicable: (A) Participant’s earned but unpaid Base Salary through the Date of Termination, (B) payment for accrued but unused vacation time existing as of the Date of Termination, to the extent required by the terms of the Company’s written vacation policy in effect from time to time, and (C) any vested amounts due to Participant under any tax-qualified retirement plan of the Company, to the extent not previously paid (if any) (collectively, the “Accrued Obligations”), which shall be paid or provided, in each case, in the time periods required by the applicable plans and applicable law.

(b) If the Participant’s employment is terminated with the Company or an Affiliate for any reason other than due to a Qualifying Termination, Participant, or to the extent applicable, Participant’s estate or legal beneficiaries, shall only be paid the Accrued Obligations when due under the applicable plans and applicable law and the Company shall have no severance or other obligations to Participant under this Agreement.

(c) Notwithstanding anything herein to the contrary, it shall be a condition to Participant’s right to receive and retain the continued vesting set forth in Section 3(b) or the Severance Amount set forth in Section 6(a), as applicable, that the Participant (i) comply with the terms of the Participant Covenants and (ii) execute and deliver to the Company, and not revoke, within the time provided by the Company to do so, a release of claims in a form acceptable to the Company (the “Release”).

7. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate in its sole discretion. If such tax obligations are satisfied through net settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee in its sole discretion. Any fraction of a share of Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

8. Employment Relationship. For purposes of this Agreement the Participant shall be considered to be employed by the Company or an Affiliate as long as the Participant remains an employee of any of the Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is expressly provided that the Participant shall be considered to have terminated employment with the Company (a) when the Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs the Participant.

9. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if the Participant is on a leave of absence for any reason the Participant will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the RSUs during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

10. Non-Transferability. During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the RSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

11. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

12. Legends. If a stock certificate is issued with respect to shares of Stock issued hereunder, such certificate shall bear such legend or legends as the Committee, in its sole discretion, deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

13. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.

14. No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

15. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

REV Renewables Inc.

Attn: [•]

[•]

[•]

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

16. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

17. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

18. Entire Agreement; Amendment. This Agreement and the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby and the subject matter hereof; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any offer letter, employment, consulting or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement, and the Participant Covenants are in addition to and shall complement (and shall not replace or supersede) any confidentiality or non-disclosure, non-competition, non-solicitation, or intellectual property assignment obligations that the Participant may have to the Company or other member of the Company Group (whether arising by contract, common law, statute, or otherwise). The Committee, may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

19. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

20. Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment or cancellation to the extent necessary to comply with such law(s) or policy. Furthermore, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment or cancellation (as applicable) if (a) the Company terminates Participant’s employment for Cause, (b) a condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate Participant’s employment for Cause or (c) breaches of any of the obligations set forth in the Participant Covenants.

21. Insider Trading Policy. The terms of the Company’s insider trading policy, as amended from time to time, with respect to shares of Stock are incorporated herein by reference.

22. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW. With respect to any claim or dispute related to or arising under this Agreement, Participant hereby consents to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in New Castle County, Delaware. The parties hereto waive, to the fullest extent permitted by law, any defenses to venue and jurisdiction in New Castle County, Delaware.

23. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

24. Participant Covenants. The Participant acknowledges and agrees that the issuance of this Award further aligns the Participant’s interests with the long-term interests of the Company and its direct and indirect subsidiaries (collectively, the “Company Group”). As a condition of the Participant’s receipt of the Award and as a material inducement for the Company to issue the Award and enter into this Agreement, the Participant expressly acknowledges and agrees to the agreements set forth in the Participant Covenants. In issuing the Award, the Company is providing a further incentive for the Participant to build the Company Group’s goodwill and, after entry into this Agreement, the Company or another member of the Company Group shall provide the Participant access to Confidential Information (as defined in the Participant Covenants). As an express incentive for the Company to enter into this Agreement and issue the Participant the Award, and to protect the Confidential Information, and the Company Group’s goodwill and other legitimate business interests, the Participant has voluntarily agreed to the Participant Covenants.

25. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

26. Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

27. Section 409A. This Agreement is intended to comply with the Nonqualified Deferred Compensation Rules or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under the Nonqualified Deferred Compensation Rules. To the extent that the Committee determines, in its sole discretion, that the RSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee in its sole discretion, at a time when the Participant becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with the Nonqualified Deferred Compensation Rules and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.

EXHIBIT B

PARTICIPANT COVENANTS

This Exhibit B, containing Participant’s Covenants with respect to the Grant Notice and Award Agreement, is referred to herein as the “Restrictive Covenant Agreement.” All capitalized terms used, but not defined herein shall have the meaning given to such terms in the Grant Notice or Award Agreement.

1. Confidentiality; Return of Materials.

(a) In the course of the Participant’s employment or engagement with the Company or any other member of the Company Group following the grant of the Award, the Participant will be provided, and the Participant will have access to, Confidential Information. Both during the period that the Participant is employed or engaged by any member of the Company Group and thereafter, except as expressly permitted by this Restrictive Covenant Agreement or by directive of the Committee, the Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information, for the Participant’s own (or any other person’s) purposes, except for the benefit of the Company Group. The covenants of this Section 1 shall apply to all Confidential Information, whether now known or later to become known to the Participant during the period that the Participant is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 1(a) to the contrary, the Participant may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees, consultants or advisors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of the Participant, such disclosure is in connection with the performance of the Participants duties for the Company Group, is itself subject to appropriate confidentiality restrictions and is in the best interests of the Company Group; or

(iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company.

(c) Upon the date that the Participant is no longer employed or engaged by any member of the Company Group, and at any other time upon request of the Company, the Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in the Participant’s possession, custody or control and the Participant shall not retain any such documents or other materials or property of the Company Group. Within five days of any such request, the Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) All trade secrets, non-public information, competitively valuable information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether copyrightable works or not, whether patentable or not, observations and data, that are conceived, made, developed or acquired by or disclosed to Participant, individually or in conjunction with others, during the period that Participant is or has been employed or engaged by the Company or any other member of the Company Group or their respective affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s or any of their respective affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of investors, key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions, innovations, developments, methods, designs, analyses, drawings, reports, patent applications and copyrightable work and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group or its respective affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Restrictive Covenant Agreement. For purposes of this Restrictive Covenant Agreement, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of or through Participant or any of his or her agents.

(e) Notwithstanding the foregoing, nothing in this Restrictive Covenant Agreement shall prohibit or restrict Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Participant from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Restrictive Covenant Agreement requires Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that he has engaged in any such conduct.

2. Ownership of Intellectual Property.

(a) The Participant agrees that the Company, or another member of the Company Group, shall own, and the Participant hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by the Participant during the period in which the Participant is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and the Participant shall promptly disclose all Company Intellectual Property to the Company in writing. To support the Participant’s disclosure obligation herein, the Participant shall keep and maintain adequate and current written records of all Company Intellectual Property made by the Participant (solely or jointly with others) during the period in which the Participant is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company or its designee at all times.

(b) All of the Participant’s works of authorship and associated copyrights created during the period in which the Participant is or has been employed by or affiliated with the Company or any other member of the Company Group and in the scope of the Participant’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by the Participant to the Company, the Participant shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) The Participant recognizes that this Restrictive Covenant Agreement will not be deemed to require assignment of any invention or intellectual property that the (i) Participant developed entirely on the Participant’s own time without using the equipment, supplies, facilities, trade secrets or Confidential Information of any member of the Company Group and (ii) does not result from Participant’s work for the Company nor relate, at the time of conception or reduction to practice, directly to any member of the Company Group’s businesses or actual or demonstrably anticipated research or development. In addition, this Restrictive Covenant Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent the Participant retains any Moral Rights under applicable law, the Participant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and the Participant hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. The Participant shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements and trade secrets of which the Participant is the sole or joint author, creator, contributor or inventor that were made or developed by the Participant prior to the Participant’s employment with or affiliation with the Company or any other member of the Company Group, or in which the Participant asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Schedule I, and the Participant represents that Schedule I is a complete list of all such Prior Inventions. If no such list is attached, the Participant hereby represents and warrants that there are no Prior Inventions, and the Participant shall make no claim of any rights to any Prior Inventions. If, in the course of the Participant’s employment with or affiliation with the Company or any other member of the Company Group, the Participant uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group.

(f) The Participant shall perform, during and after the period in which the Participant is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned or licensed to the Company or any other member of the Company Group under this Restrictive Covenant Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration and memorialization of assignment of any applicable patents, copyrights, mask work or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets or other proprietary rights and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure the Participant’s signature to any document required to file, prosecute, register or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues and reexaminations of such Company Intellectual Property), the Participant hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as the Participant’s agents and attorneys-in-fact to act for and on the Participant’s behalf and instead of the Participant (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by the Participant.

(h) In the event that the Participant enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, the Participant shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to the Participant’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure the Participant’s signature to any document required to assign said contracts or agreements, or if the Participant does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to the Participant’s termination, the Participant hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as the Participant’s agents and attorneys-in-fact to act for and on the Participant’s behalf and instead of the Participant to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(i) The Company and the Participant acknowledge that the Participant has provided services to the Company or another member of the Company Group prior to the Date of Grant. Accordingly, if and to the extent that, prior to the Date of Grant: (a) the Participant conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Date of Grant; or (b) the Participant conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed or reduced to practice after the Date of Grant, then such information will be deemed Confidential Information under this Restrictive Covenant Agreement and any such item will be deemed Company Intellectual Property under this Restrictive Covenant Agreement, and this Restrictive Covenant Agreement will apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice following the Date of Grant.

(j) Participant acknowledges that Section 1 and this Section 2 formalizes in writing certain long-standing understandings and procedures of the Company, and Participant acknowledges that these understandings and procedures have been in effect since such Participant was initially providing services (whether as an employee or otherwise) to the Company Group.

3. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Company or another member of the Company Group shall provide the Participant access to Confidential Information for use only during the period that the Participant is employed or engaged by the Company or another member of the Company Group, and the Participant acknowledges and agrees that the Company Group will be entrusting the Participant, in the Participant’s unique, special capacity, with developing the goodwill of the Company Group, and in consideration of the Company or another member of the Company Group providing the Participant with access to Confidential Information, and as an express incentive for the Company to enter into this Restrictive Covenant Agreement and to provide the Participant with the Award hereunder, the Participant has voluntarily agreed to the covenants set forth in this Section 3. The Participant agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause the Participant undue hardship, and are material and substantial parts of this Restrictive Covenant Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Post-Separation Period, the Participant agrees that the Participant shall not, directly or indirectly:

(i) be employed or engaged by, or otherwise provide services to, any Competitor in the Market Area, which prohibition shall prevent Participant from directly or indirectly: owning, managing operating, or being an officer or director of, or being employed or engaged by, any Competitor;

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which the Participant had contact on behalf of any member of the Company Group or about whom or with the Participant obtained Confidential Information to cease or lessen such customer’s or supplier’s business with any member of the Company Group;

(iv) solicit, induce, or encourage, any member of the Company Group’s employees, consultants, business customers, or partners, to: (A) cease or lessen their employment, engagement, or relationship with any member of the Company Group; or (B) alter their relationship with any member of the Company Group in a manner adverse to the Company Group; or

(v) hire any employee, consultant, business customer, or partner of any member of the Company Group.

(c) The following terms shall have the following meanings for purposes of this Restrictive Covenant Agreement:

(i) “Competitor” shall mean any person, business or other entity (including a business, division or business unit of a business, whether or not incorporated, and any natural person), the primary business and operations of which is developing, owning or investing in (or sponsoring investment vehicles that have one of their investment objectives either developing, owning or investing in) power generation, transmission or distribution assets or other similar power assets located in the United States (the “Business”); provided, however a position with an investment bank shall not be presumed to be a Competitor.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean (A) the United States; and (B) any other geographic area (including such area within an applicable power market) where the Company or any other member of the Company Group does material business or has material plans to conduct material business, and for which Participant has material responsibility, during the final 24 months of the period that Participant is employed by any member of the Company Group (or during the period of Participant’s employment with any member of the Company Group if Participant is employed by the Company or other members of the Company Group for less than 24 months).

(iv) “Post-Separation Period” shall mean the period during which the Participant is employed by any member of the Company Group and continuing for a period of: (A) six months following the date that the Participant is no longer employed by any member of the Company Group with respect to the covenants set forth in Sections 3(b)(i) and 3(b)(ii); and (B) twenty-four months following the date that the Participant is no longer employed by any member of the Company Group with respect to the covenants set forth in Sections 3(b)(iii), 3(b)(iv), and 3(b)(v).

(d) Both during the period of Participant’s employment with any member of the Company Group and thereafter, Participant agrees not to disparage any member of the Company Group or any of such entities’ respective affiliates, officers, directors, employees, shareholders and/or agents in any manner intended or reasonably likely to be harmful to them, their business, business reputation or personal reputation. Nothing in this Restrictive Covenant Agreement shall preclude Participant from making disclosures permitted by Section 1(e) above, including making truthful statements or disclosures that are required by applicable law, regulation or legal process, or from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency, including in relation to any whistleblower, anti-discrimination or anti-retaliation provisions of federal, state or local law or regulation. [Further, notwithstanding the foregoing, Section 3(b) above shall not be interpreted or applied in any manner to prevent or restrict Employee from practicing law, as it is the intent of this Section 3 to create certain limitations on Employee’s business activities only, and not to create limitations that would restrict Employee from practicing law. Employee acknowledges and agrees that, both before and after the date that Employee ceases being employed by any member of the Company Group, Employee shall be bound by all ethical and professional obligations (including those with respect to conflicts and confidentiality) that arise from Employee’s provision of legal services to, and acting as legal counsel for, the Company and (as applicable) the other members of the Company Group.]1

(e) Participant acknowledges and agrees that Participant’s services are unique, Participant will be associated with developing (and be materially associated with) the goodwill of the Company, and Participant has and will have access to Confidential Information and Company Intellectual Property. Accordingly, the parties hereto agree that the Company and its subsidiaries would suffer irreparable harm from a breach of this Restrictive Covenant Agreement by Participant and that money damages would not be an adequate remedy for any such breach of this Restrictive Covenant Agreement. In recognition of the facts that irreparable injury will result to the Company Group in the event of a breach by Participant of his obligations under this Section 3, that monetary damages for such breach would not be readily calculable and that the Company and other members of the Company Group would not have an adequate remedy at law therefor, Participant acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company and each other member of the Company Group shall be entitled, in addition to any other legal and equitable remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Participant.

(f) Participant further acknowledges and agrees (i) that due to the proprietary nature of the Company’s and its subsidiaries’ business and Participant’s executive role, the restrictions set forth in this Restrictive Covenant Agreement are reasonable in all respects, including as to time and scope, and are necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company and the other members of the Company Group and (ii) that Participant has reviewed the provisions of this Restrictive Covenant Agreement with Participant’s legal counsel, and Participant enters into this Section 3 knowingly and voluntarily with full understanding of its terms. Participant further acknowledges and agrees that the Company Group’s business may be conducted throughout the Market Area, and Participant’s knowledge of Confidential Information and association with the Company Group’s goodwill would result in Participant being able to materially harm the Company, and the Company Group, if he or she competes anywhere in the Market Area in violation of this Section 3. Participant further acknowledges and agrees that he or she would inevitably violate Section 2 if he or she were to violate this Section 3, and that Participant’s compliance with this Section 3 would not cause Participant undue hardship and would be consistent with public interests. Notwithstanding the foregoing, if, at the time of enforcement of Section 2 or Section 3 of this Restrictive Covenant Agreement, a court or Arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing or otherwise unenforceable for any reason, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or Arbitrator shall be allowed to revise, and hereby is requested to revise, the restrictions contained herein to cover the maximum period, scope and area permitted by law.

[1]	Not applicable to all named executive officers.

SCHEDULE 1

PRIOR INVENTIONS

1. The following is a complete list of all Prior Inventions relevant to the subject matter of the Participant’s employment or engagement by the Company or any other member of the Company Group that have been made or conceived or first reduced to practice by the Participant alone or jointly with others prior to the Participant’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, the Participant cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. The Participant proposes to bring to the Participant’s employment or engagement with the Company Group the following devices, materials, and documents of a former employer or other person to whom the Participant has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in the Participant’s employment or engagement pursuant to the express written authorization of the Participant’s former employer or such other person (a copy of which is attached to this Restrictive Covenant Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

B-9